Exhibit 3.1
RESTATED
CERTIFICATE OF INCORPORATION
OF
QUIDEL CORPORATION
          The undersigned, Scott L. Glenn and Steven C. Burke, certify that they are the President and the Secretary, respectively, of QUIDEL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and do hereby further certify as follows:
          1. The name of the Corporation is QUIDEL CORPORATION, the name under which it was originally incorporated.
          2. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on July 14, 1987.
          3. This Restated Certificate of Incorporation has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. In accordance with such Section 228, notice of the adoption of this Restated Certificate of Incorporation has been given to those stockholders who did not consent in writing to its adoption.
          4. The text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME OF CORPORATION
The name of the Corporation is QUIDEL CORPORATION.
ARTICLE II
REGISTERED OFFICE
          The address of the registered office of the Corporation in the State of Delaware is 306 South State Street in the City of Dover 19901, County of Kent. The name of the registered agent of the Corporation at such address is United States Corporation Company.

ARTICLE III
PURPOSE
          The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Delaware Corporations Code.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
          The Corporation is authorized to issue two classes of stock designated “Common Stock” and “Preferred Stock.” The Preferred Stock shall consist of eight series designated “Series A Preferred Stock,” “Series B Preferred Stock,” “Series C Preferred Stock,” “Series D Preferred Stock,” “Series E Preferred Stock,” “Series F Preferred Stock,” “Series G Preferred Stock,” and “Series H Preferred Stock,” respectively. Each series of Preferred Stock shall be identical and of equal rank except as otherwise expressly provided herein, including but not limited to as set forth in Section 2(c) hereof. The number of shares of Common Stock which the Corporation is authorized to issue is 25,000,000; the number of shares of Series A Preferred Stock which the Corporation is authorized to issue is 311,000; the number of shares of Series B Preferred Stock which the Corporation is authorized to issue is 308,511; the number of shares of Series C Preferred Stock which the Corporation is authorized to issue is 321,873; the number of shares of Series D Preferred Stock which the Corporation is authorized to issue is 369,612; the number of shares of Series E Preferred Stock which the Corporation is authorized to issue is 877,985; and the number of shares of Series F Preferred Stock which the Corporation is authorized to issue is 1,144,042; the number of shares of Series G Preferred Stock which the Corporation is authorized to issue is 450,000 and the number of shares of Series H Preferred Stock which the Corporation is authorized to issue is 250,000. All of such shares shall have a par value of $.01 per share.
          The rights, preferences, privileges and restrictions granted to and imposed upon the two classes of shares are set forth below in this Article IV.
Section 1. Definitions.
          For purposes of Sections 1 through 8 of this Article IV the following definitions shall apply:
          (a) “Board” shall mean the Board of Directors of the Company.

          (b) “Capital Transaction” shall mean a stock split or combination, reclassification of the capital stock of the Company or a recapitalization or capital reorganization or any consolidation or merger of the Company with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Company to any other person or any voluntary or involuntary liquidation, dissolution or winding up of the Company.
          (c) “Commitment Date” for a series of Preferred Stock shall mean the date of the original issuance of shares of such series of Preferred Stock; provided, however, with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Series G Preferred Stock, “Commitment Date” shall mean September 1, 1989.
          (d) “Company” shall mean this corporation.
          (e) “Common Stock” shall mean the Common Stock of the Company.
          (f) “Majority of the Preferred Stock” shall mean more than 50% of the vote represented by the outstanding shares of all series of Preferred Stock voting together as one class.
          (g) “Majority of Each Series of the Preferred Stock” shall mean more than 50% of the vote represented by the outstanding shares of each series of Preferred Stock, with each series of Preferred Stock voting as a separate class.
          (h) “Preferred Stock” shall mean all of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock of the Company.
          (i) “Reorganization Date” shall mean the date upon which the Company and La Jolla Pharmaceutical Company, a Delaware corporation, enter into a plan of reorganization through which shares of La Jolla Pharmaceutical Company are transferred to the Company in anticipation of a stock distribution to Company stockholders.
          (j) “Subsidiary” shall mean any corporation at least 50% of whose outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.
Section 2. Dividends.
          (a) The holders of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the

Board, and out of any funds legally available therefor, non-cumulative dividends at the annual rate of $0.60 per share of Series A Preferred Stock, at the annual rate of $1.41 per share of Series B Preferred Stock, at the annual rate of $1.20 per share of Series C Preferred Stock, at the annual rate of $1.50 per share of Series D Preferred Stock, at the annual rate of $0.60 per share of Series E Preferred Stock, at the annual rate of $0.69 per share of Series F Preferred Stock, at the annual rate of $0.48 per share of Series G Preferred Stock and at the annual rate of $0.48 per share of Series H Preferred Stock, respectively. The Board may fix a record date for the determination of holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, respectively, entitled to receive payment of a dividend declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof. The Company shall not pay dividends on or make any other distributions on any series of the Preferred Stock except dividends paid on the Preferred Stock in proportion to the full preferential dividends payable thereon.
          (b) So long as any shares of Preferred Stock remain outstanding, the Company shall not declare or pay any dividends on the Common Stock.
          (c) Notwithstanding anything herein to the contrary, the holders of Series G Preferred Stock and the holders of Series H Preferred Stock shall not be entitled to any dividend or distribution on their shares as part of the Spin-Off (as hereinafter defined), provided the Spin-Off occurs on or prior to December 31, 1989, The “Spin-Off” shall mean the transaction through which (i) certain assets of the Company’s Therapeutics Division will be transferred to La Jolla Pharmaceutical Company, a Delaware corporation (“Pharmaceutical”), in exchange for Pharmaceutical stock and (ii) the shares of Pharmaceutical will be spun-off to the Company’s stockholders through a special one time distribution.
Section 3. Liquidation Rights of Preferred.
          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Company available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $5.00 per share of Series A Preferred Stock, $11.75 per share of Series B Preferred Stock, $10.00 per share of Series C Preferred Stock, $12.50 per share of Series D Preferred Stock, $5.00 per share of Series E Preferred Stock, $5.75 per share of Series F Preferred Stock,

$8.00 per share of Series G Preferred Stock and $8.00 per share of Series H Preferred Stock (in each case as appropriately adjusted for any stock dividend, stock split, recapitalization or consolidation occurring after the Commitment Date for that series of Preferred Stock and which changes the number of shares of Preferred Stock outstanding), plus in each case an amount equal to all declared but unpaid dividends thereon, if any. If upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably among the holders of the Preferred Stock in proportion to the aggregate liquidation preference due to each such holder.
          (b) Remaining Assets. After the payment or distribution to the holders of the Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding shall be entitled to receive ratably an amount equal to the sum of such preferential amounts. In addition to the preferential amounts payable to the holders of the Preferred Stock, after payment or distribution to the holders of the Common Stock of an amount equal to the sum of such preferential amounts pursuant to the preceding sentence, the holders of the Preferred Stock shall be entitled to share equally, together as a single class with the holders of the Common Stock, in all remaining assets of the Company, and for such purpose, the holders of the Preferred Stock shall be deemed to hold the number of shares of Common Stock issuable upon conversion of the shares of Preferred Stock held by them.
          (c) Reorganization. A (i) consolidation or merger of the Company with or into any other corporation or corporations in which the stockholders of the Company receive cash or capital stock of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation) other than a merger which is effected to change the state of incorporation of the Company, or (ii) sale of all or substantially all of the assets of the Company shall be deemed a liquidation, dissolution, or winding up of the Company as those terms are used herein; provided, however, that no such consolidation, merger or sale shall be deemed to be such a liquidation, dissolution or winding-up unless it occurs more than eighteen months after the Reorganization Date; and provided further, that notwithstanding any other provision of this Restated Certificate, the holders of Preferred Stock and Common Stock will participate equally on a common-equivalent basis (i) in any consolidation or merger of the Company that may occur within 18 months of the Reorganization Date, and (ii) in any dividends or distributions that may be made in connection with any sale of all or substantially all of the Company’s assets that may occur within 18 months of the Reorganization Date.

Section 4. Redemption.
          (a) Restriction on Redemption and Purchase. The Company shall not have the right to call or redeem any or all of the Preferred Stock except pursuant to the express provisions of this Section 4.
          (b) Optional Redemption. On, or at any time or from time to time after, October 31, 1990, the Company may, at its option, redeem the Preferred Stock, in whole or in part, at the Redemption Price for Preferred Stock hereinafter specified, provided, however, that the Company shall not redeem any Preferred Stock, or give notice of redemption of any Preferred Stock, for which the Company does not have sufficient and lawful funds to redeem. Notwithstanding the foregoing, the rights of redemption provided in this subsection (b) are qualified by the requirement that if less than all of the outstanding shares of the Preferred Stock are to be redeemed, the Company shall comply with Section 4(d) hereof.
          (c) Price. The redemption price (the “Redemption Price”) shall be an amount in cash equal to $10.00 per share for the Series A Preferred Stock, $23.50 per share for the Series B Preferred Stock, $20.00 per share for the Series C Preferred Stock, $25.00 per share for the Series D Preferred Stock, $10.00 per share for the Series E Preferred Stock, $11.50 per share for the Series F Preferred Stock, $8.00 per share for the Series G Preferred Stock and $8.00 per share for the Series H Preferred Stock (in each case as appropriately adjusted for any stock dividend, stock split, recapitalization or consolidation occurring after the Commitment Date for that series of Preferred Stock and which changes the number of shares of Preferred Stock outstanding), plus, in each case, an amount equal to the amount of all declared but unpaid dividends thereon.
          (d) Partial Redemption. In the event of the redemption of only a part of the outstanding shares of Preferred Stock, the Company shall effect such redemption pro rata among the holders of record of Preferred Stock in proportion to the aggregate Redemption Price of the shares of Preferred Stock.
          (e) Redemption Notice. The Company shall, not less than thirty (30) days nor more than sixty (60) days prior to the date for the redemption of any Preferred Stock (“Redemption Date”), mail written notice (“Redemption Notice”), postage prepaid, to each holder of record of Preferred Stock to be redeemed at the holder’s post office address last shown on the records of the Company. The Redemption Notice shall state:
          (1) Whether all or less than all of the outstanding shares of the Preferred Stock are to be redeemed and, if less than all, the total number of shares of each series being redeemed;

          (2) The number of shares of Preferred Stock held by the holder which the Company intends to redeem;
          (3) The Redemption Date and Redemption Price;
          (4) The time and manner in, and place at, which the holder is to surrender to the Company his certificate or certificates representing the shares of Preferred Stock to be redeemed.
          (f) Surrender of Stock. Each holder of shares of Preferred Stock to be redeemed, unless the holder has exercised his right, if any, to convert such shares as provided in Section 6 hereof, shall surrender the certificate or certificates representing such shares to the Company, at the time, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, or to such payee as such owner may designate in writing to the Company prior to the Redemption Date, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.
          (g) Termination of Rights. If the Redemption Notice is duly given, and if at least ten (10) days prior to the Redemption Date the Redemption Price is made available for payment through the arrangement specified in subsection (h) below, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Redemption Date cease and terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor.
          (h) Deposit of Funds. At least ten (10) days prior to the Redemption Date, the Company shall deposit with any bank or trust company in Los Angeles, California, having a capital and surplus of at least $100,000,000, as a trust fund, a sum equal to the aggregate Redemption Price of all shares of the Preferred Stock called for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption price to the respective holders upon the surrender of their share certificates. The deposit shall constitute full payment for the shares of Preferred Stock called for redemption and not yet redeemed and from and after the Redemption Date such shares shall be deemed to be redeemed and no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto, except the right to receive from the bank or trust company payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any monies so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Company, after which the holders of shares called for redemption shall be entitled only to receive payment of the Redemption Price from the Company.
Section 5. Voting Rights.
          (a) Preferred Stock. The holders of shares of Preferred Stock shall be entitled, on all matters submitted for a vote to the holders of shares of Common Stock, to one vote for each share of Common Stock into which such shares of Preferred Stock could be converted, pursuant to the provisions of Section 6 hereof, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken.
          (b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
          (c) Class Vote. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
          (d) Cumulative Voting. In any election of directors of the Corporation, a holder of any class or series of stock then entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by (ii) the number of directors to be elected in the election in which his class or series of shares is entitled to vote, and each stockholder may cast all of such votes for a single director or for any two or more of them as he may see fit.
Section 6. Conversion.
          The holders of Preferred Stock shall have the following conversion rights (the “Conversion Rights”).
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, without payment of any additional consideration by the holder thereof, at any time or from time to time, at the option of the holder thereof, into the number of fully paid and nonassessable shares of Common Stock determined in accordance with paragraph (b) of this Section 6.
          (b) Conversion Price. The Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price per share in effect at the time of conversion into $5.00 for each share of Series A Preferred Stock being converted, into $11.75 for each share of

Series B Preferred Stock being converted, into $10.00 for each share of Series C Preferred Stock being converted, into $12.50 for each share of Series D Preferred Stock being converted, into $5.00 for each share of Series E Preferred Stock being converted, into $5.75 for each share of Series F Preferred Stock being converted, into $8.00 for each share of Series G Preferred Stock being converted and into $8.00 for each share of Series H Preferred Stock being converted. The initial Conversion Price per share of the Series A Preferred Stock shall be $2.00, the initial Conversion Price per share of the Series B Preferred Stock shall be $4.4218, the initial Conversion Price per share of the Series C Preferred Stock shall be $4.00, the initial Conversion Price per share of the Series D Preferred Stock shall be $4.9367, the initial Conversion Price per share of the Series E Preferred Stock shall be $5.00, the initial Conversion Price per share of the Series F Preferred Stock shall be $5.75, the initial Conversion Price per share of the Series G Preferred Stock shall be $8.00 and the initial Conversion Price per share of the Series H Preferred Stock shall be $8.00. Such initial Conversion Prices shall be subject to adjustment from time to time as provided below.
          (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price. Each holder of shares of Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, together with cash in lieu of any fraction of a share and, if less than the full number of shares of Preferred Stock evidenced by such surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares of Preferred Stock not being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the

Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.
          (d) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the Commitment Date for a series of Preferred Stock effects a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the Company at any time or from time to time after the Commitment Date for a series of Preferred Stock combines the outstanding shares of Common Stock, the Conversion Price for such series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection (d) shall become effective at the close of business on the date the subdivision or combination becomes effective.
          (e) Adjustment for Certain Dividends and Distributions.In the event the Company at any time, or from time to time after the Commitment Date for a series of Preferred Stock makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be proportionately decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this subsection (e) as of the time of actual payment of such dividends or distributions.
          (f) Adjustment for Reclassification, Exchange and Substitution. If, after the Reorganization Date, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by reclassification, recapitalization or otherwise (other than a subdivision or combination of shares or stock dividend or a capital reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section 6), then and in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such reclassification, recapitalization or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reclassification, recapitalization or change, all subject to further adjustment as provided herein.

          (g) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time, or from time to time, after the Reorganization Date there is a Capital Transaction involving the Common Stock (other than a Capital Transaction provided for elsewhere in this Section 6) then, as a part of such Capital Transaction, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Capital Transaction, to which a holder of Common Stock deliverable upon conversion would have been entitled on such Capital Transaction. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after such Capital Transaction to the end that the provisions of this Section 6 (including adjustment of the respective Conversion Prices then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.
          (h) Sale of Shares Below Conversion Price.
          (1) If at any time or from time to time after the Commitment Date for a series of Preferred Stock the Company issues or sells, or is deemed by the express provisions of this Section 6(h) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 6(e) above and other than upon a subdivision or combination of shares of Common Stock as provided in Section 6(d) above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price for such series of Preferred Stock then, and in each such case, such Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined as follows:
          (A) For all series of Preferred Stock other than Series G Preferred Stock, and for Series G Preferred Stock if the issue or sale is not in a Full Ratchet Financing (as hereinafter defined), such Conversion Price shall be reduced to a price determined by multiplying such Conversion Price by a fraction (i) the numerator of which shall be (aa) the number of shares of Common Stock outstanding at the close of business on the day next preceding the date of such issue or sale, plus (bb) the number of shares of Common Stock which the aggregate consideration received (or by express provision hereof deemed to have been received) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date of such issue after giving effect to such issue of Additional Shares of Common Stock, provided that for the purposes of this Section 6(h)(1) the number of shares of Common Stock outstanding at any time shall not include treasury shares and shall include any Additional Shares of Common Stock deemed to have been issued prior to such time pursuant to Sections 6(h)(3) or 6(h)(4) and any shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock; and
          (B) For Series G Preferred Stock if the issue or sale is in a Full Ratchet Financing, such Conversion Price shall be reduced to the Effective Price of the Additional Shares of Common Stock issued in the Full Ratchet Financing. For the purposes of this Section 6(h), “Full Ratchet Financing” shall mean any issuance of Additional Shares of Common Stock in a single transaction or series of integrated transactions prior to two (2) years after the Commitment Date for the Series G Preferred Stock in which the aggregate gross proceeds received by the Company exceeds $4,000,000.
          (2) For the purpose of making any adjustment required under this Section 6(h), the consideration received (or deemed to have been received) by the Company for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the net amount of cash received by the Company after deduction of any expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
          (3) For the purposes of the adjustment required under this Section 6(h), if at any time after the Commitment Date for a series of Preferred Stock the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”), then in each such case if the Effective Price of such Additional Shares of

Common Stock shall be less than the then effective Conversion Price for such series of Preferred Stock, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such options or rights, and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities (other than by cancellation of liabilities or obligations evidenced by such convertible Securities). No further adjustment of such Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.
               Notwithstanding the foregoing, the issuance of options to employees or directors of the Company or any Subsidiary pursuant to a stock option plan that is approved by the Board is exempt from the provisions of this Section 6(h)(3) and no adjustments will be made to the Conversion Price of any series of Preferred Stock because of the issuance or exercise of any such options, but only to the extent that the shares of Common Stock that have not been exercised under any of such options that have not expired do not exceed the difference between 1,502,814 and the number of issued shares of Common Stock that have been exempted from the definition of “Additional Shares of Common Stock” through the provisions of Section 6(h)(5)(b).
          (4) For the purpose of the adjustment required under this Section 6(h), if at any time after the Commitment Date for a series of Preferred Stock the Company issues or sells any rights or options for the purchase of Convertible Securities, then in each such case if the Effective Price of the Additional Shares of Common Stock underlying such Convertible Securities is less than the then effective Conversion Price for such series of Preferred Stock, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options and plus the minimum amount of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion of such Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights or options, shall be made as a result of the actual issuance of the Convertible Securities upon the the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of paragraph (3) above for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this paragraph (4).
          (5) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company after the Commitment Date for a series of Preferred Stock, whether or not subsequently reacquired or retired by the Company, other than (a) shares of Common Stock issued upon conversion of Preferred Stock, (b) the first 1,502,814 shares of Common Stock issued after March 31, 1989 (as appropriately adjusted for all subdivisions and combinations of shares of Common Stock occurring after that date), to employees, directors or consultants of the Company or any Subsidiary pursuant to stock purchase or stock option plans or arrangements, or both, that are approved by the Board, and (c) shares of Common Stock issued upon exercise of the warrants dated June 25, 1985 to purchase up to 319,014 shares of Common Stock or the warrants issued to purchasers of Series E Preferred Stock to purchase up to 225,593 shares of Common Stock or the warrant issued on or about the Reorganization Date to purchase up to 25,000 shares of Common Stock. The “Effective Price” of an issue of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock in such issue issued or sold, or deemed to have been issued or sold, by the Company under this Section 6(h) into the aggregate consideration received or deemed to have been received by the Company for such issue under this Section 6(h).
          (6) Notwithstanding anything herein to the contrary, the provisions of this Section 6(h) shall not apply to the issuance of shares of Series G Preferred Stock or Series H Preferred Stock.
          (i) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of a Conversion Price or of the amount or kind of securities or other property issuable upon conversion of shares of Preferred Stock, the Company, at its expense, shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the class of Preferred Stock to which such adjustment relates at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based and shall state the Conversion Price and the amount and kind of securities and other property deliverable upon conversion of such class of Preferred Stock, in each case immediately before and after such adjustment or readjustment.
          (j) Notice of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Capital Transaction, the Company shall mail to each holder of Preferred Stock at least thirty (30) days prior to the date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Capital Transaction is expected to become effective, and (3) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Capital Transaction.

          (k) Automatic Conversion.
          (1) Each share of Preferred Stock shall be converted without any action by the holder thereof into shares of Common Stock based on the then effective Conversion Price for such share: (i) immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate gross proceeds received by the Company at the public offering price equals or exceeds $10,000,000, and the public offering price per share of which equals or exceeds $12.00 per share of Common Stock (appropriately adjusted for subdivisions and combinations of shares of Common Stock which occur after the Reorganization Date and dividends and distributions on Common Stock payable in shares of Common Stock after the Reorganization Date) (in the event of which offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such offering) and (ii) upon approval of such a conversion by vote or written consent of a Majority of the Preferred Stock. Each person who holds of record Preferred Stock immediately prior to such automatic conversion shall be entitled to all dividends which have been declared but unpaid prior to the time of the automatic conversion. Such dividends shall be paid to all such holders within 30 days of the automatic conversion.
          (2) Upon the occurrence of the event specified in paragraph (1) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
          (1) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
          (m) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of Preferred Stock shall be deemed given upon the earlier of actual receipt or seventy-two (72) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.
          (n) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, including, without limitation, any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.
          (o) No Dilution or Impairment. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.
     Section 7. Restrictions and Limitations.
          (a) So long as any shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any

Subsidiary to, without the approval by vote or written consent of the holders of a Majority of Each Series of the Preferred Stock—
          (1) Purchase, redeem or otherwise acquire for value any share or shares of Preferred Stock otherwise than by redemption in accordance with Section 4 hereof;
          (2) Purchase, redeem or otherwise acquire (or pay into or set aside or make available for a sinking fund for such purpose) any of the Common Stock or any rights, options, warrants or other instruments or agreements providing for the purchase or acquisition of any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of             shares of Common Stock from directors, officers or employees of the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events including the termination of employment; provided further, however, that without the approval by vote or written consent of the holders of a Majority of Each Series of the Preferred Stock, the total amount applied to the repurchase of shares of Common Stock shall not exceed $100,000 during any twelve-month period;
          (3) Declare or pay any dividend (other than a dividend payable solely in shares of Common Stock) on or declare or make any other distribution, direct or indirect, on account of the Common Stock or set apart any sum for any such purpose;
          (4) Permit any Subsidiary to issue or sell, or obligate itself to issue or sell, except to the Company or any wholly owned Subsidiary, any stock of such Subsidiary;
          (5) Take any action involving a transaction which would result in there being deemed a dividend to the holders of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986.
          (b) The Company shall not amend its Certificate of Incorporation without the approval by vote or written consent of the holders of a Majority of the Preferred Stock if such amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of the Preferred Stock.
          (c) If any amendment described in Section 7(b) would adversely affect a Series of Preferred Stock in a manner different from other shares of Preferred Stock, the amendment must be approved by holders of more than 50% of the outstanding shares of that Series. In addition, the Company will not amend its Certificate of Incorporation without the approval by vote or written consent of the holders of a Majority of Each Series of the Preferred Stock if such amendment would—
          (1) Reduce the respective dividend rates on the Preferred Stock or change the relative seniority rights of the holders of Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company;
          (2) Reduce the amount payable to the holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Preferred Stock to the rights upon liquidation of the holders of any other capital stock of the Company;
          (3) Reduce the respective Redemption Prices specified in Section 4 hereof;
          (4) Make the Preferred Stock redeemable at the option of the Company except as provided in Section 4 hereof; or
          (5) Cancel or modify the respective Conversion Rights provided for in Section 6 hereof.
          (d) Except as otherwise required by Sections 7(a) or 7(c) or by applicable law, if the holders of Preferred Stock are required by the provision hereof or by applicable law to vote as a class (separately from the holders of Common Stock) on any proposal or issue, then approval by the holders of a Majority of the Preferred Stock shall constitute approval by the holders of the Preferred Stock of such proposal or issue.
Section 8. No Reissuance of Preferred Stock.
          No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.
Section 9. Distribution of Pharmaceutical Stock.
          Notwithstanding the provisions of Sections 2(a), 2(b) and 7(a) of this Article IV, or any other provision in this Amended and Restated Certificate of Incorporation, the Company may distribute shares of La Jolla Pharmaceutical Company to its stockholders on or about the Reorganization Date and no adjustment in the rights, preferences or privileges of any series of Preferred Stock will be made pursuant to this Article IV as a result of such distribution.

ARTICLE V
LIMITATION OF DIRECTOR LIABILITY
          To the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.
ARTICLE VI
BOARD POWER REGARDING BYLAWS
          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of this corporation except for Section 3.01 thereof.
ARTICLE VII
ELECTION OF DIRECTORS
          Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
CORPORATE POWER
          The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
          IN WITNESS WHEREOF, the undersigned has executed this Restated Certificate of Incorporation on this 7th day of May, 1990.

QUIDEL CORPORATION
/s/ Scott L. Glenn
Scott L. Glenn,
President and Chief Executive Officer

Attest:
/s/ Steven C. Burke
Steven C. Burke, Secretary
SD:3436F 05/02/90

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